The Limited Maturity Portfolio of Merrill Lynch
Municipal Bond Fund, Inc.

File No. 811-2688
Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending June 30, 2002, the Limited Maturity Portfolio (the "Registrant"), a series of Merrill Lynch Municipal Bond Fund, Inc., acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Florida Limited Maturity Municipal Bond Fund (the "Florida Fund"), a series of
Merrill Lynch Multi-State Limited Maturity Municipal
Series Trust ("Limited Maturity Trust"), File No. 811-6282.

At meetings of the Board of Directors of the Registrant and the Board of Trustees of Municipal Series Trust, held on January 3, 2002 and December 14, 2001, respectively, the
Board of Directors and Board of Trustees approved an Agreement and Plan of Reorganization (the
"Reorganization"). The Reorganization referred collectively to the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of the Florida Fund by the Registrant and the simultaneous distribution of shares of the Limited Maturity
Portfolio to the Florida Fund and the subsequent distribution of such shares on a proportionate basis to shareholders of the Florida Fund in liquidation of the Florida Fund.

On January 11, 2002, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No. 333-76564; the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of the Florida Fund. The N-14 Registration Statement was declared effective by the Commission on February 10, 2002. Post-Effective Amendment No. 1 to the N-14 Registration Statement was filed on April 23, 2002.

On March 18, 2002, the shareholders of the Registrant and the Florida Fund approved the Reorganization at a special meeting of shareholders held for that purpose. On April 8, 2002, the "Reorganization Date," pursuant to the Agreement and Plan of Reorganization, the Florida Fund transferred securities and cash valued at $10,590,283 to the Registrant and received in exchange 1,051,695 shares of the Registrant; and the Florida Fund distributed these shares to its respective shareholders as provided in the Agreement and Plan of Reorganization. Following the consummation of the Reorganization, the Board of Limited Maturity Trust will take action to: (a) terminate the Florida Fund as a separate series of Limited Maturity Trust in accordance with the Charter of Limited Maturity Trust, (b) terminate Limited Maturity Trust as a Massachusetts business trust in accordance with its Charter, and (c) terminate Limited Maturity Trust's registrations under the Investment
Company Act and the Securities Act. An Application for Deregistration on Form N-8F was filed by Limited Maturity Trust with the Securities and Exchange Commission on June 4, 2002.